Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 13, 2007		(973) 802-4149

PRUDENTIAL FINANCIAL DECLARES

ANNUAL DIVIDEND ON COMMON STOCK AND

ANNOUNCES 2008 SHARE REPURCHASE PROGRAM

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has declared an annual dividend for 2007 of $1.15 per share of Common Stock, payable on December 21, 2007, to shareholders of record at the close of business on November 26, 2007. The 2007 Common Stock dividend declared represents an increase of approximately 21 percent over the 2006 Common Stock dividend.

In addition, the company announced that its Board of Directors has authorized repurchases of up to $3.5 billion of its outstanding Common Stock in calendar year 2008 under the company’s stock repurchase program.

The Board previously authorized the repurchase of up to $3 billion of its outstanding Common Stock in 2007. From January 1, 2007 through November 12, 2007, the company has repurchased approximately $2.6 billion of its Common Stock under the authorization for 2007.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $637 billion of assets under management as of September 30, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.